UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 6, 2020

GTT COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35965	20-2096338
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7900 Tysons One Place

Suite 1450

McLean, VA 22102

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 442-5500

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, par value $.0001 per share	GTT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

GTT Communications, Inc. (the “Company”) announced on April 6, 2020 that Steven Berns, age 55, has been appointed as the Company’s Chief Financial Officer and an Executive Vice President, effective as of April 6, 2020.

Mr. Berns most recently served as Co-Chief Operating Officer and Chief Financial Officer of Shutterstock, Inc., a NYSE listed technology business delivering stock content to marketers globally, from September 2015 to June 2019, where Mr. Berns managed all financial functions and implemented improved operational and financial processes for continued revenue growth with improved profit margins. Prior to Shutterstock, from July 2013 to August 2015, Mr. Berns was the EVP and Chief Financial Officer of Tribune Media Company, one of the country’s leading media companies, with revenues of approximately $2.0 billion. From May 2009 to July 2013, Mr. Berns was EVP and Chief Financial Officer of Revlon, Inc. a global cosmetics and personal care product company with revenues of approximately $1.4 billion. Mr. Berns holds an MBA from the New York University Stern School of Business and a BS in Business and Economics from Lehigh University.

Pursuant to his employment agreement, Mr. Berns’ salary will be at the rate of $550,000 per annum and he will be eligible to participate in the Company’s benefit plans. Mr. Berns will be eligible to earn an annual discretionary bonus of up to 80% (prorated in 2020), with the bonus formula and annual target bonus amount being subject to review and adjustment in accordance with the Company’s customary practices concerning compensation for similarly situated employees. Mr. Berns has been granted 225,000 shares of restricted common stock in the Company, which will vest in equal annual installments over a four year term, with 25% vesting on the first anniversary of the grant and the remainder vesting in equal quarterly installments thereafter. Mr. Berns also received a performance grant of 60,000 shares of restricted common stock in the Company, which will start to vest if the Company completes a sale of its Infrastructure Division on terms approved by the Board of Directors on or before December 31, 2021, with vesting occurring over the two year period after such completion in eight equal quarterly installments (time vesting may occur after December 31, 2021). In addition, Mr. Berns received a performance grant of 40,000 shares of restricted common stock in the Company, which will start to vest once the Company has achieved a longer term leverage target of the Company’s debt less cash not exceeding four times the Company’s quarterly adjusted earnings before interest, tax depreciation and amortization (EBITDA). These longer term performance shares will vest over the one year period after the leverage target is achieved in four equal quarterly installments, provided with respect to each such quarter that the leverage target is maintained (time vesting may occur after December 31, 2023). The vesting of Mr. Berns’ equity awards will be accelerated in full upon a change of control of the Company. In the event the Company terminates Mr. Berns’ employment without cause or Mr. Berns terminates his employment for ‘good reason’, then, subject to certain conditions, the Company will pay severance to him in the form of salary and health benefit continuation for a period of twelve months, a prorated bonus for the year in which such termination occurs and the full amount of the target bonus he would have been eligible to receive for the twelve month period after his termination. The foregoing description of Mr. Berns’ employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreement, which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

There are no arrangements or understandings between Mr. Berns and any other persons pursuant to which Mr. Berns was elected as the Company’s Chief Financial Officer. With respect to the disclosure required by Item 401(d) of Regulation S-K, there are no family relationships between Mr. Berns and any director or executive officer of the Company. With respect to Item 404(a) of Regulation S-K, there are no relationships or related transactions between Mr. Berns and the Company that would be required to be reported.

Mr. Berns will succeed Dan Fraser, the Company's current acting Chief Financial Officer, who will remain with the Company as Senior Vice President, Finance and Controller.

Item 7.01	Regulation FD Disclosure

On April 6, 2020, the Company issued a news release announcing the appointment of Mr. Berns as its Chief Financial Officer effective on April 6, 2020.

A copy of the news release is furnished with this Form 8-K as Exhibit 99.1 and incorporated into this Item 7.01 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)         Exhibits

The following exhibit is filed as part of this report:

Exhibit No.	Description

10.1	Employment Agreement, dated April 6, 2020, between Steven Berns and GTT Communications, Inc.

99.1	Press Release dated April 6, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTT COMMUNICATIONS, INC.

Date: April 6, 2020	By:	/s/ Chris McKee
		Name:	Chris McKee
		Title:	Secretary and General Counsel